Exhibit 99.1

OncoGenex Announces Reduction in Force to Extend Cash Runway and Align

Operations with Clinical Development Priorities

BOTHELL Wash. And VANCOUVER, British Columbia, February 4, 2016 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today that it is implementing a plan to reduce operating expenses, including a workforce reduction of approximately 27%. The Company expects cost savings associated with the reduction of employees and consultants, together with the elimination of certain planned expenditures not required for the completion of ongoing trials, will extend cash runway into the third quarter of 2017.

OncoGenex will remain focused on executing clinical development plans in order to reach several near-term milestones for both the custirsen and apatorsen programs.

As of December 31, 2015, the Company’s cash, cash equivalents and short-term investments were $55.2 million. Based on current expectations, the Company believes that resources will be sufficient to fund currently planned operations into the third quarter of 2017. Depending on timing of enrollment or event-driven final analyses, the expected timing of key milestones and activities are as follows:

•	Custirsen

•	Announcing AFFINITY trial results, the phase 3 trial evaluating a survival benefit for custirsen in combination with cabazitaxel as second-line chemotherapy in approximately 630 patients with castrate-resistant prostate cancer. The final analysis for the intent-to-treat population is expected in the third quarter of 2016.

•	Announcing ENSPIRIT trial results, the phase 3 trial evaluating a survival benefit for custirsen in combination with docetaxel as second-line chemotherapy in approximately 700 patients with non-small cell lung cancer. The final survival analysis is expected in the first half of 2017.

•	Apatorsen

•	Announcing Borealis-2 trial results, an investigator-sponsored, randomized phase 2 trial evaluating apatorsen in combination with docetaxel treatment compared to docetaxel treatment alone in patients with advanced or metastatic bladder cancer. Final results are expected in the second half of 2016.

•	Announcing Spruce trial results for the overall survival endpoint, the investigator-sponsored, randomized, placebo-controlled phase 2 trial evaluating apatorsen treatment with carboplatin and pemetrexed chemotherapy in patients with previously untreated advanced non-squamous NSCLC. Results are expected in the second half of 2016.

•	Preparing an investigational new drug application for FDA submission of apatorsen for intravesical administration in combination with Bacillus Calmette-Guerin (BCG) treatment in patients with non-muscle invasive bladder cancer.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the use and adequacy of cash reserves, statements regarding timing for clinical trial milestones and statements regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that we are unable to raise on acceptable terms the capital needed to complete our clinical trials, the risk that our product candidates do not demonstrate the hypothesized or expected benefits and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.